EXHIBIT 99.1

Press Release dated June 22, 1999, of Darden Restaurants, Inc.


                        DR. HECTOR DE J. RUIZ ELECTED TO
                            DARDEN RESTAURANTS BOARD

ORLANDO, FL - Darden Restaurants Inc. has elected Hector de J. Ruiz, Ph.D., Executive Vice President of Motorola and President of its Semiconductor Products Sector, to its Board of Directors. Ruiz, 54, becomes the eighth outside director on the board.

"We're excited that Dr. Ruiz is joining our board," said Joe R. Lee, chairman and chief executive of Darden. "He brings a broad business perspective and an extensive background in high-tech, communications and international business to our board."

As President of Austin, Texas-based Motorola's Semiconductor Products Sector, Ruiz oversees the largest U.S.-based, broad-line supplier of semiconductor solutions with annual sales exceeding $7 billion. Prior to his current role, he served as Executive Vice President and General Manager of Motorola's paging and messaging businesses, with overall responsibility for the division's global operations.

"Darden is a great company that is clearly on the move," said Ruiz. "They understand that keeping pace with constantly changing consumer expectations is paramount to success. I'm excited to join such a great group of leaders on the Darden board."

After joining Motorola in 1977 as an Operations Manager at the company's manufacturing facility in East Kilbride, Scotland, he assumed positions of increasing responsibility and in 1984 was promoted to Vice President and General Manager of the Memory Products Division. In 1987 he became Corporate Vice President and General Manager of Integrated Circuit Wafer Manufacturing, and a year later he joined the Microprocessor Products Group as Corporate Vice
President and Assistant General Manager. He was promoted to Senior Vice President in 1989, and joined the paging and messaging division in 1991 as Senior Vice President and General Manager of the Paging Products Group.

Ruiz earned Bachelor's and Master's degrees in Electrical Engineering from the University of Texas, Austin, and earned his Doctorate from Rice University in Houston.

Before joining Motorola, he held several research and manufacturing positions at Texas Instruments in Dallas.

He previously was honored as Hispanic Engineer of the Year and has served on the Board of the Hispanic Engineer National Achievement Awards Conference Society. He has also served on the National Engineering Consortium's executive board, the executive committee of the American Electronics Association Florida Council and is a member of the University of Miami's College of Engineering Visiting Committee.


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Ruiz was the first  chairperson of Motorola's Latin American  Council,  which is responsible for leading Motorola's entry into Latin American markets. He also is on the Board of Directors of White Oaks Semiconductor, the Semiconductor Industry Association, the Texas R&D Coalition and the Austin 360 Technology Summit.

Throughout his career, Ruiz has been active in the communities where he has lived, serving such organizations as the United Way, the Science Academy of Austin, and the Texas Alliance for Minorities in Engineering.

Ruiz joins H. Brewster Atwater, former Chairman & CEO, General Mills, Inc.; Dan Burke, President Emeritus/Director, Capital Cities/ABC, Inc.; Odie Donald, CEO, Cable and Wireless Ltd.; Julius Erving, Vice President RDV Sports & Executive Vice President, Orlando Magic; Michael Rose, Chairman, Midaro Investments, Inc.; Maria Sastre, Vice President, Latin America & Miami, United Airlines; and Jack Smith, former President & CEO, The Sports Authority, as outside directors on the Darden board.

Darden Restaurants Inc., headquartered in Orlando, Florida, owns and operates Red Lobster, The Olive Garden and Bahama Breeze restaurants with annual sales exceeding $3.4 billion.


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